News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com


                             For Immediate Release

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                            DECLARES CASH DIVIDEND

MOULTRIE, GEORGIA, January 28, 2010 -- Southwest Georgia Financial Corporation (AMEX: SGB), the parent company of Southwest Georgia Bank, announced that its Board of Directors at its meeting January 27, 2010, declared a cash dividend of $0.10 per common share. The dividend is payable February 15, 2010 to shareholders of record on February 8, 2010. The Company has approximately 2.5 million shares of common stock outstanding.

"In March of 2009, we suspended cash dividends due to the increased risks in the economic environment and to retain the equity necessary to support additional growth." said DeWitt Drew, President and CEO of Southwest Georgia Financial. Mr. Drew continued, "Over the last year, we have had solid consistent growth in both loans and core deposits, and earnings appear to have stabilized. Therefore, we believe we have sufficient equity to both support our continued growth and pay a cash dividend this quarter. However, economic risks remain at a level such that we are not yet ready to resume regular quarterly dividends."

The Board of Directors suspended regular quarterly cash dividends at its meeting March 25, 2009. The Company paid a cash dividend of $0.07 per common share in January 2009, and paid cash dividends totaling $0.56 per share in 2008. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, had paid cash dividends for 82 consecutive years.


About Southwest Georgia Financial Corporation
Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $291 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County, Thomas County, and Worth County, and a loan production office located in Lowndes County. The bank provides, in addition to conventional banking services, investment planning and management, trust management, mortgage banking and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has an office in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.